Exhibit 99.1

K2 Inc. 2006 LTIP Awards – Named Executive Officers:

On May 23, 2006, pursuant to the K2 Inc. 2006 Long-Term Incentive Plan (the “2006 LTIP”) adopted by the shareholders of K2 Inc. (the “Company”) on May 11, 2006, the Compensation Committee of the Board of Directors approved equity grants to each of the following named executive officers of the Company: Mr. Richard J. Heckmann (100,000 nonqualified stock options (“Options”) in respect of shares of common stock, par value $1.00 per share, of the Company and 40,000 restricted stock units in respect of such shares (“Restricted Stock Units”); Mr. J. Wayne Merck (100,000 Options and 40,000 Restricted Stock Units); Mr. Dudley W. Mendenhall (15,000 Options and 5,000 Restricted Stock Units); Mr. John J. Rangel (10,000 Options and 3,333 Restricted Stock Units); and Mr. Monte H. Baier (15,000 Options and 5,000 Restricted Stock Units) (collectively, such individuals, “Named Executive Officers”).

The Options each have a strike price equal to the closing price on the date of grant by the Compensation Committee. Subject to limited exceptions including the terms of the employment agreements for the Named Executive Officers, the Options shall vest 20% on the first anniversary of the grant, 30% on the second anniversary and 50% on the third anniversary.

The Restricted Stock Units shall, subject to achievement of the approved performance targets, vest 34% on the first anniversary of the grant and 33% each on the second and third anniversaries thereof. The performance-based metrics for the Restricted Stock Units for the Named Executive Officers is Adjusted Earnings per Share as set by the Compensation Committee, in each case for 2006 fiscal performance, with payment of 50% of the total for partial performance, subject in any case to adjustments permitted as set forth in Section 9(a) of the 2006 LTIP. “Adjusted Earnings per Share” shall mean diluted earnings per share calculated in accordance with US GAAP adjusted for the following items, in each case, net of applicable taxes: non-cash stock compensation expense resulting from restricted stock awards and share-based payment transactions; non-cash amortization expense of acquired intangible assets resulting from acquisition activities; and non-cash amortization expense of capitalized debt costs associated with, among other things, the Company’s revolving credit facilities, convertible debentures and senior notes. Vesting is subject to employment agreements of the Named Executive Officers and limited exceptions set forth in the Restricted Stock Unit Agreement for the Named Executive Officers.